Exhibit 99.1

AstroNova Reports Record Sales for the

Third Quarter of Fiscal 2016; Board of Directors Declares Regular Cash Dividend

Reports 13th Consecutive Quarter of Growth; Achieves Double-Digit Increases in Orders and Backlog

Third-Quarter Highlights:

•	Sales increased 7% to $24.8 million

•	Net income of $1.3 million

•	Backlog increased 39% from year-end to $16.8 million

WEST WARWICK, RI –November 25, 2015 — Astro-Med, Inc., d/b/a AstroNova (NASDAQ: ALOT), a leading manufacturer of data visualization technology for the aerospace, specialty printing, and test & measurement markets, today reported third-quarter fiscal 2016 net sales of $24.8 million, a 7% increase year-on-year. Third-quarter net income was $1.3 million, or $0.18 per diluted share.

“We reported our 13th consecutive quarter of year-over-year top-line growth with double-digit percentage increases in orders and backlog,” said Gregory A. Woods, the Company’s President and Chief Executive Officer. “Domestic sales grew 8% for the quarter, while international sales were up more than 4%. International sales were tempered by the strong dollar, which lowered international sales by approximately $0.7 million. We continue to realize the strategic benefits of our global expansion efforts.

“Demand in our QuickLabel Systems business drove record results for that segment, as sales of labels, inks, and other consumables increased 27% from the prior year’s third quarter,” Woods continued. “In response, we have recently added a third shift at our consumables plant in West Warwick, marking the first time in the Company’s 46-year history that we have operated one of our facilities on an around-the-clock basis.

“In our Test & Measurement segment, the integration of RITEC Inc.’s ruggedized printer product line remains on schedule for completion by the end of the fiscal year. Our recent expansion in regions such as Southeast Asia has helped to build new relationships for our Aerospace, Product Identification, and Test & Measurement products. We are excited about the many new opportunities for our businesses,” Woods said.

Gross profit for the third quarter of fiscal 2016 was $10.1 million, or 41.0% of sales, compared with $10.1 million, or 43.9% of sales, for the year-earlier period.

Net income for the third quarter of fiscal 2016 was $1.3 million, or $0.18 per diluted share, compared with net income of $1.6 million, or $0.20 per diluted share, in the same period of fiscal 2015. There were approximately $0.5 million in transition charges associated with the RITEC acquisition incurred during the third quarter of fiscal 2016.

Cash and cash equivalents at October 31, 2015 were $22.5 million, compared with $23.1 million at year-end fiscal 2015.

Third-Quarter Business Segment Highlights

QuickLabel Systems

•	Sales of $17.7 million, up 16.3% from $15.3 million for the third quarter of fiscal 2015

•	Segment operating profit of $2.9 million, or a record 16.4% of sales, compared with $2.0 million, or 12.8% of sales, for the third quarter of fiscal 2015

Test & Measurement

•	Sales of $7.0 million, down 11.1% from the third quarter of fiscal 2015, reflecting a shift in delivery timing requirements for certain aircraft manufacturers to later quarters for the Company’s ruggedized printer product line

•	Segment operating profit of $0.8 million, or 12.1% of sales, compared with $2.0 million, or 25.7% of sales, for the comparable period of fiscal 2015

Board of Directors Declares Regular Quarterly Dividend

On November 23, 2015, the Directors of AstroNova declared a regular quarterly cash dividend of $0.07 per share. The dividend, which represents a cash dividend of $0.28 per share on an annualized basis, is payable on January 4, 2016, to shareholders of record as of the close of business on December 18, 2015.

Business Outlook

“Demand for our data visualization products continues to be strong, boosting our orders and backlog. From both a financial and an operational perspective we are well positioned in fiscal 2016 and beyond,” Woods said. “We remain focused on deploying our AstroNova Operating System to achieve continuous improvements in product quality, manufacturing efficiency, delivery, cost, and growth.”

Third-Quarter FY 2016 Conference Call

AstroNova will conduct an investor conference call at 9:00 a.m. EST today. Investors can participate in the conference call by dialing 888-403-8872 (U.S. and Canada) or 719-457-2693 (International) with passcode 963533.

Please join the call at least five minutes prior to the start time. You can also hear a live webcast of the call by accessing the Investors section of AstroNova’s website, www.astronovainc.com.

Following the live broadcast, an audio webcast replay of the call will be available at www.astronovainc.com. A telephone replay of the conference call will be available for seven days by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (International) with passcode 9749359.

About AstroNova

Astro-Med, Inc., d/b/a AstroNova, is a global leader in data visualization technology delivering accuracy, efficiency, speed, and performance across a range of end-user markets. The Company’s products include color label printers and consumables sold under the QuickLabel brand, ruggedized printers and networking products for aerospace and defense applications, as well as test & measurement products sold under the AstroNova brand. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,”

“continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning growth through acquisitions, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and subsequent filings Astro-Med makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

ASTRO-MED, INC.

Consolidated Statements of Operations In Thousands Except for Per Share Data

(Unaudited)

	Three-Months Ended		Nine-Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net Sales	$24,753	$23,137	$70,897	$66,277
Cost of Sales	14,601	12,985	41,869	37,901
Gross Profit	10,152	10,152	29,028	28,376
	41.0%	43.9%	40.9%	42.8%
Operating Expenses:
Selling and Marketing	4,563	4,606	13,555	13,483
Research and Development	1,839	1,564	5,200	4,414
General and Administration	1,891	1,407	5,132	4,041

	8,293	7,577	23,887	21,938
Operating Income	1,859	2,575	5,141	6,438
	7.5%	11.1%	7.3%	9.7%
Other Income (Expense), Net	333	(46)	587	(85)
Income Before Taxes	2,192	2,529	5,728	6,353
Income Tax Provision	873	974	2,031	2,235

Net Income	1,319	1,555	3,697	4,118

Net Income per Common Share—Basic	$0.18	$0.20	$0.51	$0.54

Net Income per Common Share—Diluted	$0.18	$0.20	$0.50	$0.52

Weighted Avg Number of Common Shares —Basic	7,295	7,730	7,277	7,678
Weighted Avg Number of Common Shares —Diluted	7,466	7,926	7,462	7,897
Dividends Declared Per Common Share	$0.07	$0.07	$0.21	$0.21

Selected Balance Sheet Data

in Thousands

	(Unaudited) As of	(Audited) As of
	October 31, 2015	January 31, 2015
Cash & Marketable Securities	$22,455	$23,132
Current Assets	$59,785	$61,918
Total Assets	$79,947	$74,330
Current Liabilities	$12,203	$9,569
Shareholders’ Equity	$66,609	$63,511

Contact:

AstroNova

Joseph P. O’Connell, 800-343-4039

Senior Vice President, Chief Financial Officer